Exhibit (d)(4)

Form of Notice of Grant of Stock Options and Option Agreement	Electronics For Imaging, Inc. ID: 94-3086355 303 Velocity Way Foster City, CA 94404

Employee Name Address City, State Zip	Option Number: Plan: 96SP Employee ID:

Effective _______________ you have been granted a(n)                      Option to buy              shares of Electronics For Imaging, Inc. (the Company) stock at $    .     per share.

The total option price of the shares granted is $            .

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration

By clicking on the Acceptance button, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s 1996 Splash Stock Option Plan, as amended from time-to-time, and the Option Agreement that you have entered into with the Company, both of which are attached hereto and made a part of this Notice of Grant of Options. Additionally, by clicking on the Acceptance button you agree that you have read, fully understand and agree to abide by the terms of the Company’s Insider Trading Policy, which is also attached.

Electronics For Imaging, Inc.